Exhibit 99.1

IFMI REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

Board Declares Dividend of $0.02 per Share

Sale of European Operations on Track to Close in First Quarter of 2015

Philadelphia and New York, October 31, 2014 – Institutional Financial Markets, Inc. (NYSE MKT: IFMI), a financial services firm specializing in credit-related fixed income investments, today reported financial results for the quarter ended September 30, 2014.

•	Adjusted operating loss was $0.1 million, or $0.01 per diluted share, for the three months ended September 30, 2014, compared to adjusted operating income of $2.0 million, or $0.10 per diluted share, for the three months ended June 30, 2014, and adjusted operating loss of $0.6 million, or $0.03 per diluted share, for the three months ended September 30, 2013. Adjusted operating income was $1.2 million, or $0.06 per diluted share, for the nine months ended September 30, 2014, compared to adjusted operating loss of $11.3 million, or $0.67 per diluted share, for the nine months ended September 30, 2013. Adjusted operating income is not a measure recognized under US generally accepted accounting principles (“GAAP”). See Note 1 on page 4.

•	Adjusted for the results of the European operations, which will be sold pursuant to the previously announced agreement, adjusted operating income would have been $1.9 million and $6.2 million for the three and nine months ended September 30, 2014, respectively.

•	Revenue was $10.6 million for the three months ended September 30, 2014, compared to revenue of $14.2 million for the three months ended June 30, 2014, and revenue of $18.1 million for the three months ended September 30, 2013. Revenue was $38.0 million for the nine months ended September 30, 2014, compared to revenue of $45.8 million for the nine months ended September 30, 2013. The quarterly decreases were primarily the result of lower new issue and advisory revenue in the current period, although the declines occurred across all the line items with the exception of other income from the year-ago period.

•	Non-comp operating costs, excluding depreciation and amortization and the impairment of goodwill charge, were $4.3 million for the three months ended September 30, 2014, compared to $4.9 million for the three months ended June 30, 2014, and $7.4 million for the three months ended September 30, 2013, resulting in reductions of 13.3% and 41.8%, respectively. Non-comp operating costs, excluding depreciation and amortization and the impairment of goodwill charge, were $15.8 million for the nine months ended September 30, 2014, compared to $21.4 million for the nine months ended September 30, 2013, resulting in a reduction of 26.2%.

•	Net loss was $1.7 million, or $0.08 per diluted share, for the three months ended September 30, 2014, compared to net loss of $2.9 million, or $0.14 per diluted share, for the three months ended June 30, 2014 and net loss of $0.3 million, or $0.01 per diluted share, for the three months ended September 30, 2013. Adjusted for the results of the European operations, which will be sold pursuant to the previously announced agreement, net income for the current quarter would have been $0.4 million. Net loss was $7.4 million, or $0.36 per diluted share, for the nine months ended September 30, 2014, compared to net loss of $13.8 million, or $0.80 per diluted share, for the nine months ended September 30, 2013. Excluding the impairment of goodwill charge, net loss would have been $4.3 million for the nine months ended September 30, 2014.

Lester Brafman, Chief Executive Officer of IFMI, said, “During the quarter, we continued to make important progress on our strategic initiatives. The transaction to divest our European operations, which we announced in August, will further simplify IFMI’s business model and provide additional capital to bolster our principal investing portfolio, which we believe will enhance profitability and long-term shareholder value. Adjusting the Company’s financial results for the European operations to be sold results in adjusted operating income of $1.9 million and $6.2 million for the three and nine months ended September 30, 2014, respectively. Given that the fixed income markets continue to be challenging, we remain focused on rationalizing our expense base. Importantly, we have continued to pay a quarterly dividend, reflecting our continued commitment to returning value to our shareholders.”

Principal Investing

During the third quarter, the Company continued to deploy available capital into non-sponsored investment vehicles, primarily CLO equity positions, utilizing its expertise in structured credit and leveraged finance. As of September 30, 2014, the Company’s entire principal investing portfolio had an aggregate fair value of $30.1 million, including investments in ten CLOs with an aggregate fair value of $23.1 million.

Principal transactions revenue was $0.7 million for the three months ended September 30, 2014, compared to $1.2 million for the three months ended June 30, 2014, and $1.7 million for the three months ended September 30, 2013. Principal transactions revenue was $2.8 million for the nine months ended September 30, 2014, compared to negative $7.9 million for the nine months ended September 30, 2013. The decrease from prior quarter was primarily the result of losses related to one of the Company’s equity investments. The decrease from the year-ago quarter was primarily the result of gains related to the Company’s previous investments in Star Asia during the third quarter of 2013. The increase from the prior year-to-date period was primarily the result of the sale of the Star Asia entities in the first quarter of 2014, which eliminated a significant source of volatility in IFMI’s past financial results, as well as revenue recognized from the Company’s growing CLO portfolio and its investment in EuroDekania.

Capital Markets

Net trading revenue was $6.3 million for the three months ended September 30, 2014, compared to $6.6 million for the three months ended June 30, 2014, and $7.8 million for the three months ended September 30, 2013. Net trading revenue was $19.9 million for the nine months ended September 30, 2014, compared to $32.5 million for the nine months ended September 30, 2013. The decrease from prior quarter was primarily due to less trading revenue from our investment grade corporate group during the slower summer months, while the decrease from prior year was primarily driven by the restructuring and consolidation of the Company’s U.S. broker-dealer operations in the second half of 2013, particularly the elimination of certain business lines and a significant reduction in the number of revenue producers from the prior year period.

New issue and advisory revenue was $0.3 million for the three months ended September 30, 2014, compared to $2.4 million for the three months ended June 30, 2014, and $3.7 million for the three months ended September 30, 2013. New issue and advisory revenue was $3.0 million for the nine months ended September 30, 2014, compared to $5.3 million for the nine months ended September 30, 2013. The decrease from both prior quarter and prior year was primarily due to SPAC transaction fees received in the second quarter of 2014 and the third quarter of 2013.

Asset Management

Asset management revenue was $2.7 million for the three months ended September 30, 2014, compared to $3.2 million for the three months ended June 30, 2014, and $4.5 million for the three months ended September 30, 2013. Asset management revenue was $10.0 million for the nine months ended September 30, 2014, compared to $13.2 million for the nine months ended September 30, 2013. The decrease from prior quarter and prior year quarter was primarily the result of the successful auction and redemption of one of the Company’s managed CDOs in the second quarter of 2014, which reduced CDO asset management fees in the third quarter of 2014, as well as incentive fees in the Company’s European separate account business that were received in the second quarter of 2014, which did not recur in the third quarter of 2014. In addition, the decrease from the prior year quarter was also due to the transfer of several collateral management agreements for the Company’s legacy ABS-CDOs as well as the sale of the Star Asia entities early in the first quarter of 2014, which included Star Asia Management Ltd. The decrease in the year-to-date period from the prior year was primarily the result of the decline in management fees as a result of the February 2013 scheduled conclusion of the three-year services agreement related to the 2010 sale of the Alesco 10-17 management contracts, the transfer of the collateral management agreements of three of the Company’s legacy ABS-CDOs, and the sale of Star Asia entities, which included Star Asia Management Ltd.

Total Stockholders’ Equity and Dividend Declaration

•	At September 30, 2014, total stockholders’ equity was $53.3 million, as compared to $61.2 million as of December 31, 2013.

•	The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on November 28, 2014, to stockholders of record on November 14, 2014.

Strategic Transactions

Sale of European Operations. As announced on August 20, 2014, the Company entered into a definitive agreement to sell its European operations to C&Co Europe Acquisition LLC, an entity controlled by Daniel G. Cohen, President and Chief Executive of IFMI’s European operations and Vice Chairman of IFMI’s Board of Directors, for approximately $8.7 million. The transaction consists of an upfront payment to IFMI at closing of $4.75 million and up to $3.95 million to be paid to IFMI over the four years following the closing of the sale. Under the terms of the agreement, IFMI will divest its European operations, including asset management and capital markets activities through offices located in London, Paris, and Madrid, and approximately 30 employees will transition from IFMI to C&Co Europe Acquisition LLC. Upon closing of the transaction, Mr. Cohen will resign from IFMI and will receive no termination compensation related to his resignation. Mr. Cohen will remain Vice Chairman of the IFMI Board of Directors and IFMI’s largest shareholder. The transaction is subject to customary closing conditions and regulatory approval from the United Kingdom Financial Conduct Authority.

Upon closing, IFMI will also enter into a non-cancellable trust deed agreement with one of the entities included in the sale (the manager of Munda CLO I), which will result in IFMI retaining the right to substantially all revenues from the management of Munda CLO I, as well as the proceeds from any potential future sale of the Munda CLO I management agreement.

Under the terms of the purchase agreement, IFMI had the right to initiate, solicit, facilitate, and encourage alternative acquisition proposals from third parties for a “go shop” period of up to 90 days from the signing of the purchase agreement. On October 29, 2014, the Special Committee elected to end the “go shop” period. The “go shop” period did not result in IFMI receiving a superior proposal from a third party, and IFMI intends to pursue the transaction with C&Co Europe Acquisition LLC, which is expected to close in the first quarter of 2015.

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 25932115, or request the IFMI earnings call. A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 25932115.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. In addition, IFMI has recently refocused on deploying capital into its Principal Investing portfolio, primarily through structured credit investments in the equity tranches of collateralized loan obligations. IFMI’s operating segments are Principal Investing, Capital Markets, and Asset Management. The Principal Investing segment has historically been comprised of investments in IFMI sponsored investment vehicles, but has developed to encompass certain non-sponsored vehicles utilizing IFMI’s expertise in structured products. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of September 30, 2014, IFMI managed approximately $4.5 billion in credit-related fixed income assets in a variety of asset classes including US trust preferred securities, European hybrid capital securities, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Note 1: Adjusted operating income (loss) and adjusted operating income (loss) per share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “ might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from acquired businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) an inability to achieve projected integration synergies, and (l) the ability to close the sale of our European operations, which is conditioned upon a number of events and approvals. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	9/30/14	6/30/14	9/30/13	9/30/14	9/30/13
Revenues

Net trading	$6,327	$6,620	$7,824	$19,876	$32,513
Asset management	2,740	3,194	4,457	10,003	13,187
New issue and advisory	286	2,388	3,692	3,004	5,259
Principal transactions	656	1,216	1,703	2,824	(7,885)
Other income	543	817	410	2,267	2,772

Total revenues	10,552	14,235	18,086	37,974	45,846

Operating expenses

Compensation and benefits	6,600	7,568	11,529	22,138	37,547
Business development, occupancy, equipment	904	979	1,429	2,941	4,271
Subscriptions, clearing, and execution	1,843	2,052	2,495	6,094	7,161
Professional services and other operating	1,537	1,908	3,436	6,766	9,971
Depreciation and amortization	251	267	367	849	1,036
Impairment of goodwill	—	3,121	—	3,121	—

Total operating expenses	11,135	15,895	19,256	41,909	59,986

Operating income (loss)	(583)	(1,660)	(1,170)	(3,935)	(14,140)

Non-operating income (expense)

Interest expense	(1,079)	(1,109)	(1,047)	(3,317)	(3,111)
Income from equity method affiliates	—	1	101	27	1,715

Income (loss) before income taxes	(1,662)	(2,768)	(2,116)	(7,225)	(15,536)
Income tax expense (benefit)	62	89	(1,807)	161	(1,761)

Net income (loss)	(1,724)	(2,857)	(309)	(7,386)	(13,775)
Less: Net income (loss) attributable to the noncontrolling interest	(469)	(734)	(205)	(1,910)	(4,469)

Net income (loss) attributable to IFMI	$(1,255)	$(2,123)	$(104)	$(5,476)	$(9,306)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share

	Three Months Ended			Nine Months Ended
	9/30/14	6/30/14	9/30/13	9/30/14	9/30/13
Basic
Net income (loss) attributable to IFMI	$(1,255)	$(2,123)	$(104)	$(5,476)	$(9,306)
Basic shares outstanding	15,067	15,106	11,876	15,014	11,628

Net income (loss) attributable to IFMI per share	$(0.08)	$(0.14)	$(0.01)	$(0.36)	$(0.80)

Fully Diluted
Net income (loss) attributable to IFMI	$(1,255)	$(2,123)	$(104)	$(5,476)	$(9,306)
Net income (loss) attributable to the noncontrolling interest	(469)	(734)	(205)	(1,910)	(4,469)

Net loss (income) attributable to the noncontrolling interest that is not converted	—	—	(7)	—	8
Adjustment	26	(11)	154	(16)	176

Enterprise net income (loss)	$(1,698)	$(2,868)	$(162)	$(7,402)	$(13,591)

Basic shares outstanding	15,067	15,106	11,876	15,014	11,628
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,324	5,324	5,324	5,324	5,324

Fully diluted shares outstanding	20,391	20,430	17,200	20,338	16,952

Fully diluted net income (loss) per share	$(0.08)	$(0.14)	$(0.01)	$(0.36)	$(0.80)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculations of per share amounts

Operating income (loss)	$(583)	$(1,660)	$(1,170)	$(3,935)	$(14,140)
Noncontrolling interest portion of PrinceRidge operating loss (income)	—	—	(4)	—	16
Depreciation and amortization	251	267	367	849	1,036
Impairment of goodwill	—	3,121	—	3,121	—
Share-based compensation	220	241	207	1,134	1,761

Adjusted operating income (loss)	$(112)	$1,969	$(600)	$1,169	$(11,327)

Fully diluted shares outstanding	20,391	20,430	17,200	20,338	16,952

Adjusted operating income (loss) per share	$(0.01)	$0.10	$(0.03)	$0.06	$(0.67)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014
	(unaudited)	December 31, 2013
Assets
Cash and cash equivalents	$7,248	$13,161
Receivables from brokers, dealers, and clearing agencies	1,639	1,846
Due from related parties	275	883
Other receivables	4,825	5,913
Investments - trading	148,358	117,618
Other investments, at fair value	30,097	26,877
Receivables under resale agreements	66,516	29,395
Goodwill	7,992	11,113
Other assets	9,965	10,244

Total assets	$276,915	$217,050

Liabilities
Payables to brokers, dealer, and clearing agencies	$73,571	$30,711
Due to related parties	41	—
Accounts payable and other liabilities	4,054	8,476
Accrued compensation	2,930	4,224
Trading securities sold, not yet purchased	44,329	49,504
Securities sold under agreements to repurchase	66,661	28,748
Deferred income taxes	4,453	4,530
Debt	27,580	29,674

Total liabilities	223,619	155,867

Stockholders’ Equity
Voting nonconvertible preferred stock	5	5
Common stock	15	14
Additional paid-in capital	74,648	73,866
Accumulated other comprehensive loss	(700)	(636)
Accumulated deficit	(28,189)	(21,754)

Total stockholders’ equity	45,779	51,495
Noncontrolling interest	7,517	9,688

Total equity	53,296	61,183

Total liabilities and equity	$276,915	$217,050

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, impairments of intangible assets and goodwill, share-based compensation expense, and the non-convertible non-controlling interest’s share of operating income (loss). Depreciation and amortization, impairments of intangible assets and goodwill, and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. Adjusted operating income (loss) per diluted share is calculated, by dividing adjusted operating income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden and Joe Berg, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com or jberg@joelefrank.com
Chief Financial Officer investorrelations@ifmi.com